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                                                       Exhibit 99


IMMEDIATE RELEASE
APRIL 27, 1999



                      PBOC HOLDINGS, INC.
                      ANNOUNCES DIRECTOR

     Los Angeles, CA   April 27, 1999   PBOC Holdings, Inc. (NASDAQ; PBOC),
holding company for People's Bank of California, today announced the appointment of Randall Chang to its Board of Directors and to the Board of Directors of People's Bank.

     Mr. Chang is General Manager of the Asset Management Group for the Kamehameha Schools Bishop Estate in Honolulu. In this role, he is responsible for numerous real estate properties and equity investments. Previously, Mr. Chang was involved in commercial banking for 25 years, with experience in all aspects of bank lending and operations.

     He most recently served as President and Chief Operating Officer of City Bank in Honolulu for five years. Prior to that, Mr. Chang served as Senior Vice President of Daiwa Bank in Los Angeles. Mr. Chang also served nine years with Union Bank in Los Angeles, most recently as Senior Vice President.

     "Randall brings an excellent background in Southern California commercial banking to our Boards of Directors" said Rudy Guenzel, President and Chief Executive Officer of the Company. "We believe that he will be able to make an immediate contribution to our organization."

     People's Bank of California is a federally chartered savings bank with $3.4 billion dollars in assets and 20 full-service branch offices located in Los Angeles, Orange and Ventura Counties in Southern California.
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